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                                  EXHIBIT 21.1

                            SUBSIDIARIES OF CSP INC.

CSP Securities Ltd.
Scanalytics
Modcomp, Inc. (Florida)
MODCOMP Canada Ltd. (Canada)
MODCOMP France S.A. (France)
Modular Computer Systems GmbH (Germany)
Modular Computer Services, Inc./
MODCOMP U.K. (United Kingdom)
MODCOMP C.A. (Venezuela)